Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Jennifer Milan
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES SECOND QUARTER

FISCAL 2014 FINANCIAL RESULTS

~ Second Quarter Sales Up 16.3% to $205.3 Million ~

~ Second Quarter Net Income Up 18.2% to $13.6 Million; EPS of $.42 In Line With Guidance ~

~ Signs Definitive Agreements to Acquire 10 Stores Representing Annual Sales of Approximately

$15 Million ~

~ Narrows Estimated Fiscal 2014 EPS Range to $1.58 to $1.65 ~

ROCHESTER, N.Y. – October 24, 2013 – Monro Muffler Brake, Inc. (Nasdaq: MNRO) (“Monro” or the “Company”), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 28, 2013.

Second Quarter Results

Sales for the second quarter of fiscal 2014 increased 16.3% to $205.3 million as compared to $176.5 million for the second quarter of fiscal 2013. The total sales increase for the second quarter of $28.8 million was due to an increase in sales from new stores, including recently acquired stores of $33.9 million, partially offset by a decrease in comparable store sales of 2.1%. Comparable store sales increased approximately 5% for exhaust and 4% for brakes, and were flat for front end/shocks, while comparable store sales decreased approximately 2% for maintenance, 4% for alignments, and 6% for tires.

Gross margin increased to 39.8% in the second quarter from 39.6% in the prior year quarter due to lower material costs and payroll control in comparable stores. These factors and leverage of fixed costs from higher overall sales more than offset the sales mix shift to the lower margin tire category related to recently acquired stores. Total operating expenses were $57.8 million, or 28.2% of sales, as compared with $50.1 million, or 28.4% of sales, for the same period of the prior year.

Operating income for the quarter increased 21.2% to $23.9 million from $19.7 million in the second quarter of fiscal 2013. Interest expense was $2.0 million as compared to $1.4 million in the second quarter of fiscal 2013.

Net income for the second quarter increased 18.2% to $13.6 million from $11.5 million in the prior year period. Diluted earnings per share for the quarter increased 16.7% to $.42, as compared to diluted earnings per share of $.36 in the second quarter of fiscal 2013, and were within the Company’s estimated range of $.41 to $.45. Net income for the second quarter reflects an effective tax rate of 38.1% as compared with 37.6% for the prior year period.

The Company added 12 locations and closed six locations during the quarter, ending the quarter with 940 stores.

John Van Heel, President and Chief Executive Officer stated, “Our results in the second quarter indicate that customers remain conservative in their spending. However, they continue to turn to Monro for purchases that can no longer be delayed as well as to perform basic maintenance on their vehicles. While we were disappointed that our tire sales remained weak during the second quarter, we were encouraged by a recovery in our service business, with comparable store sales in exhaust and brakes both up more than 4% year-over-year. We were also pleased to see continuing strength in comparable store oil changes, up approximately 2% year-over-year. Driven by improvement in our margins and the continued outperformance of our recent acquisitions, we were able to deliver bottom line results within our expected range. We remain confident in our ability to further increase our market share and deliver strong overall sales and earnings growth regardless of the economic or operating environment, by leveraging our strong business model and pursuing our disciplined acquisition strategy.”

First Six Month Results

For the six-month period, sales increased 19.0% to $411.5 million from $345.7 million in the same period of the prior year. Comparable store sales decreased .5%. Net income for the first six months of fiscal 2014 increased 17.4% to $27.2 million, or $.84 per diluted share, as compared with $23.2 million, or $.72 per diluted share in the comparable period of fiscal 2013.

Completed Acquisition and Definitive Acquisition Agreements

On August 18, 2013, Monro Muffler Brake completed the acquisition of 10 Curry’s Auto Service stores located in the Washington D.C. metropolitan area, enabling the Company to fill in an existing market. Annual sales for these stores are approximately $18 million, comprised of approximately 80% auto service and 20% tires. In addition, the Company announced today that it has signed definitive agreements to acquire 10 stores in Delaware, Maryland, and Kentucky. Annual sales for these 10 stores are approximately $15 million and are approximately 55% tires and 45% service. These locations will enable the Company to fill in existing markets and leverage the Company’s existing Mr. Tire and Towery’s Tire brands, in these respective markets. The Company plans to retain store-level employees and the closings are expected to occur in late November 2013.

Company Outlook

Based on current visibility, business and economic trends, and the recent and pending acquisitions, the Company anticipates the change in fiscal 2014 comparable store sales to be in the range of minus 1% to 0% and is narrowing its estimated fiscal 2014 diluted earnings per share to a range of $1.58 to $1.65, from the prior range of $1.58 to $1.70. This compares to $1.32 diluted earnings per share in fiscal 2013. The estimate is based on 32.6 million weighted average diluted shares outstanding. The Company now expects its sales for the year to be in the range of $830 to $845 million.

For the third quarter of fiscal 2014, the Company anticipates a decline in comparable store sales in the range of 1% to 3%. The Company expects diluted earnings per share for the third quarter to be between $.41 and $.46, as compared to $.35 for the third quarter of fiscal 2013.

Mr. Van Heel concluded, “Our near- and long-term outlook remain the same as we noted earlier in the year. Our long-term view of the industry and our business remains positive, although trends-to-date in the third quarter have been challenging, with month-to-date comparable store sales through October 22nd down 2.8%, due primarily to weak tire sales. We expect that near-term trends will remain somewhat volatile as the economic environment continues to influence consumer purchasing behavior. Our outlook for the remainder of the year reflects our year-to-date sales run rate, benefits from our improving margins and cost control, and the contribution from our recent acquisitions. However, we continue to believe that sales, particularly of tires, should benefit in the second half of the year with more normalized weather patterns throughout our markets following two consecutive years of warm winters and associated customer deferrals, although we have not incorporated this potential upside into our outlook. As we have previously noted, we will actively manage our business in the current environment, with a focus on driving top-line growth, while controlling costs and gaining greater economies of scale through acquisitions. On a combined basis, the acquisitions we have completed and announced to date in fiscal 2014 represent nearly 5% annualized sales growth, and we are encouraged by the opportunities for additional attractive acquisitions by our fiscal year-end. We will continue to leverage our strong business model, and we are confident that our long-term strategic plan will enable us to continue expanding market share and deliver shareholder value regardless of the economic or operating environment.”

November Investment Conferences

Monro Muffler Brake also announced today that the Company’s management will be presenting at several investor conferences in November. John Van Heel, President and Chief Executive Officer, will present at the Gabelli Conference in Las Vegas on Tuesday, November 5, 2013 at 6:15 p.m. ET. Robert Gross, Executive Chairman, will present at Goldman Sachs’ SMID Cap Growth Conference in New York on Thursday, November 14, 2013 at 12:40 p.m. ET and the IDEAS Conference in Dallas on Thursday, November 21, 2013 at 10:20 a.m. ET. Live webcasts of the presentations will be available via the Investor Relations section of the Company’s website (www.monro.com) and each will be archived for two weeks.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, October 24, 2013 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-500-6950 and using the required pass code 7816091. A replay will be available approximately one hour after the recording through Thursday, November 7, 2013 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through November 7, 2013.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn and Towery’s Tire and Auto Care. The Company currently operates 941 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, District of Columbia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois, Missouri, Tennessee, Kentucky and Wisconsin. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 30, 2013.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2013	2012	% Change
Sales	$205,321	$176,475	16.3%
Cost of sales, including distribution and occupancy costs	123,573	106,624	15.9%

Gross profit	81,748	69,851	17.0%
Operating, selling, general and administrative expenses	57,837	50,126	15.4%

Operating income	23,911	19,725	21.2%
Interest expense, net	2,048	1,370	49.5%
Other income, net	(179)	(139)	28.7%

Income before provision for income taxes	22,042	18,494	19.2%
Provision for income taxes	8,392	6,946	20.8%

Net income	$13,650	$11,548	18.2%

Diluted earnings per share:	$.42	$.36	16.7%

Weighted average number of diluted shares outstanding	32,553	32,206
Number of stores open (at end of quarter)	940	853

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2013	2012	% Change
Sales	$411,492	$345,650	19.0%
Cost of sales, including distribution and occupancy costs	250,866	207,687	20.8%

Gross profit	160,626	137,963	16.4%
Operating, selling, general and administrative expenses	113,607	98,550	15.3%

Operating income	47,019	39,413	19.3%
Interest expense, net	3,858	2,668	44.6%
Other income, net	(231)	(192)	20.6%

Income before provision for income taxes	43,392	36,937	17.5%
Provision for income taxes	16,171	13,752	17.6%

Net income	$27,221	$23,185	17.4%

Diluted earnings per share	$.84	$.72	16.7%

Weighted average number of diluted shares outstanding	32,523	32,215

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 28, 2013	March 30, 2013
Current Assets
Cash	$2,067	$1,463
Inventories	120,827	118,210
Other current assets	46,967	46,737

Total current assets	169,861	166,410
Property, plant and equipment, net	274,201	270,858
Other non-current assets	290,300	274,264

Total assets	$734,362	$711,532

Liabilities and Shareholders’ Equity
Current liabilities	$139,179	$136,399
Capital leases and financing obligations	59,887	58,899
Other long-term debt	119,368	127,847
Other long-term liabilities	24,747	23,345

Total liabilities	343,181	346,490
Total shareholders’ equity	391,181	365,042

Total liabilities and shareholders’ equity	$734,362	$711,532